UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Named Executive Officer Compensation Actions

On February 1, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Aimmune Therapeutics, Inc. (“Aimmune” or the “Company”) approved the 2017 annual salaries (effective as of March 1, 2017), 2017 target bonuses, 2016 cash bonuses and stock option awards for each of the Company’s named executive officers. The stock option awards to each of the named executive officers will be granted effective as of the close of business on February 24, 2017 with an exercise price equal to the closing price of the Company’s common stock as reported on The NASDAQ Global Select Market on the date of grant. The awards will be made pursuant to the Company’s 2015 Equity Incentive Award Plan and will vest in equal monthly installments over 48 months, subject to continued service as of each vesting date.

The following table sets forth the 2017 annual salaries, 2017 target bonuses (expressed as a percentage of the executive’s 2017 base salary), 2016 cash bonuses and number of shares underlying the stock option awards for each of the named executive officers:

Name and Principal Position	2017 Salary ($)		2017 Target Bonus (% of 2017 Salary)	2016 Cash Bonus ($)	Stock Option Award (shares)
Dr. Stephen G. Dilly	$500,000		55%	$220,000	240,000
Chief Executive Officer
Warren DeSouza.	$332,000	(1)	(2)	$116,200	—
Chief Financial Officer
Dr. Mary M. Rozenman	$320,900		35%	$108,800	60,000
Senior Vice President, Corporate Development and Strategy

(1)	Pursuant to the Transition and Separation Agreement described below, the 2017 salary will continue to be paid for nine months following the termination date on April 16, 2017.
(2)	Pursuant to the Transition and Separation Agreement described below, Mr. DeSouza will be paid an agreed upon cash bonus.

Transition and Separation Agreement

On February 3, 2017, Aimmune entered into a Transition and Separation Agreement (the “Transition and Separation Agreement”) with Warren DeSouza, the Company’s Chief Financial Officer. Pursuant to the Transition and Separation Agreement, Mr. DeSouza will continue to be employed by the Company as its Chief Financial Officer through April 16, 2017, subject to earlier termination by the Company for cause or Mr. DeSouza for any reason. Mr. DeSouza provided a release of claims in connection with the execution of the Transition and Separation Agreement.

Subject to Mr. DeSouza’s continued employment through April 16, 2017 or the date he is terminated without cause, if earlier, in exchange for a full general release of claims and continued compliance with the Employee Confidential Information and Inventions Agreement entered into between Mr. DeSouza and the Company, Mr. DeSouza will receive: (i) continued payments of his base salary for nine months following his cessation of employment; (ii) continued vesting of all of his outstanding equity awards in accordance with their terms through his cessation of employment; (iii) accelerated vesting of 43,684 shares of Company common stock subject to the option granted by the Company on May 13, 2015 and 10,000 shares of Company common stock subject to the option granted by the Company on February 26, 2016; (iv) extended exercisability of the vested portion of such options until the first anniversary of his cessation of employment; (v) payment or reimbursement of COBRA premiums for Mr. DeSouza and his covered dependents for up to nine months following his cessation of employment; and (vi) a 2017 annual bonus in the amount of $29,050, payable within 30 days after the release of claims becomes effective.

The foregoing summary of the material terms of the Transition and Separation Agreement is qualified in its entirety by reference to the Transition and Separation Agreement attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.

Date: February 3, 2017	By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy
General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition and Separation Agreement by and between Warren DeSouza and the Company, dated as of February 3, 2017.